Exhibit 10.12

FIRST AMENDMENT TO

MONITORING AND OVERSIGHT AGREEMENT

This FIRST AMENDMENT TO MONITORING AND OVERSIGHT AGREEMENT (this “Amendment”) is made and entered into as of February 13, 2023, between Drilling Tools International Holdings, Inc., a Delaware corporation (f/k/a Directional Rentals Holdings, Inc., together with its successors, the “Company”), and Hicks Holdings Operating LLC, a Texas limited liability company (together with its successors, “Monitor”).

WHEREAS, the Company and Monitor entered into that certain Monitoring and Oversight Agreement, dated January 27, 2012 (the “Agreement”), pursuant to which Monitor rendered financial oversight and monitoring services to the Company as requested from time to time by the board of directors of the Company;

WHEREAS, the term of the Agreement expired on January 27, 2022 (the “Expiration Date”) and neither the Company nor Monitor was aware of such expiration;

WHEREAS, from and after the Expiration Date, Monitor continued to provide the financial oversight and monitoring services in accordance with the terms of the Agreement and the Company continued to pay for such services in accordance with the terms of the Agreement;

WHEREAS, the Company and Monitor desire to revive the Agreement, ratify the payments made by the Company to Monitor and amend the Agreement as set forth below to provide for the continued provision of oversight and monitoring services by Monitor to the Company.

NOW, THEREFORE, in consideration of the services rendered and to be rendered by Monitor to the Company, and to evidence the obligations of the Company to Monitor and the mutual covenants herein contained, the Company hereby agrees with Monitor as follows:

1. Revival. The Agreement is hereby revived, effective as of the Expiration Date, and will continue in full force and effect from and after such date until the term of the Agreement expires pursuant to Section 2 thereof, as amended by this Amendment, or is terminated in accordance with its terms.

2. Ratification. The provision of oversight and monitoring services by Monitor to the Company from and after the Expiration Date until the date of this Amendment and the payment by the Company to Monitor of fees in respect of such services, in each case, were provided and paid pursuant to the terms of the Agreement.

3. Amendment. Effective as of January 26, 2022, the Agreement is hereby amended as follows:

(a) Clause (i) of Section 2 is hereby deleted and replaced with:

“(i) December 31, 2027,”

(b) Section 12. The following is added as a new Section 12.

Section 12. Assumption by Acquiror. In the event that, as a result of a transaction or series of related transactions, the Company becomes a wholly owned subsidiary of another corporation, limited liability company, partnership or other entity (the “Acquiror”), then the Company shall assign to the Acquiror, and shall cause the Acquiror to assume from the Company, the Company’s obligations under this Agreement, effective as of the closing of such transaction or series of related transactions, and all references to Company hereunder shall be to the Acquiror from and after the such assignment and assumption.

4. No Other Amendments. Except as modified and amended herein, the terms and provisions of the Agreement shall remain in full force and effect.

5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

HICKS HOLDINGS OPERATING LLC

By:	/s/ Thomas O. Hicks
Name:	Thomas Hicks
Title:	Authorized Person

DRILLING TOOLS INTERNATIONAL HOLDINGS, INC.

By:	/s/ R. Wayne Prejean
Name:	R. Wayne Prejean
Title:	President and Chief Executive Officer